April 19, 2007

FOR IMMEDIATE RELEASE
For further information contact:
Doug Gulling, Executive Vice President and Chief Financial Officer
515-222-2309

WEST BANCORPORATION, INC. DECLARES QUARTERLY DIVIDEND

West Des Moines, IA – On April 18, 2007, the Board of Directors of West Bancorporation, Inc., (WTBA) the parent company of West Bank and WB Capital Management Inc., declared a regular quarterly dividend of $0.16 per common share of outstanding stock. The dividend is payable on May 16, 2007 to shareholders of record on April 30, 2007. As of April 18, 2007, there were 17,536,682 shares of common stock outstanding.

West Bancorporation, Inc. is headquartered in West Des Moines, Iowa. Serving Iowans since 1893, West Bank, a wholly owned subsidiary of West Bancorporation, Inc., is a community bank that focuses on lending, deposit services and trust services for consumers and small to medium sized businesses. The Bank has two full-service offices in Iowa City, one full-service office in Coralville, and eight full-service offices in the greater Des Moines area. WB Capital Management Inc., a wholly owned subsidiary of West Bancorporation, Inc., has offices in Cedar Rapids and West Des Moines, Iowa, and provides portfolio management services to individuals, retirement plans, corporations, public funds, mutual funds, foundations, endowments and high net worth individuals.

The information contained in this Press Release may contain forward-looking statements about the Company’s growth and acquisition strategies, new products and services, and future financial performance, including earnings and dividends per share, return on average assets, return on average equity, efficiency ratio and capital ratio. Certain statements in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking information is based upon certain underlying assumptions, risks and uncertainties. Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: competitive pressures, pricing pressures on loans and deposits, actions of bank and non-bank competitors, changes in local and national economic conditions, changes in regulatory requirements, actions of the Securities and Exchange Commission and/or the Federal Reserve Board, and customer’s acceptance of the Company’s products and services. The Company undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

—end—